Exhibit 99.3

MISCOR GROUP, LTD.
Ideal Consolidated, Inc.
UNAUDITED PRO FORMA CONDENSED COMBINING FINANCIAL INFORMATION

The following unaudited pro forma condensed combining financial information has been prepared to give effect to the acquisition of Ideal Consolidated, Inc. (“Ideal”) on October 19, 2007. The pro forma condensed combining balance sheet has been prepared based on the historical balance sheets of MISCOR Group, Ltd. (the “Company”) and Ideal as of September 30, 2007 as if that acquisition was effective September 30, 2007. The pro forma statement of operations has been prepared based on the historical statements of operations of the Company and Ideal for the year ended December 31, 2006 and the nine months ended September 30, 2007 as if the acquisition were effective as of January 1, 2006.

The assets acquired and liabilities assumed in connection with the Ideal acquisition are reflected at estimated fair values as determined by our management based on information currently available and on current assumptions as to future operations. We have allocated the purchase price based on preliminary estimates of the fair values of the acquired property and equipment, and identified intangible assets, and their estimated remaining useful lives. Accordingly, the allocation of the purchase price and the assigned estimated useful lives are subject to revision, based on the final determination of appraised and other fair values, and related tax effects.

The unaudited pro forma financial data are presented for informational purposes. You should not rely on the pro forma amounts as being indicative of the financial position or the results of operations of the consolidated companies that would have actually occurred had the transaction been effective during the periods presented or of the future financial position or future results of operations of the consolidated companies. You should read this information in conjunction with the accompanying notes thereto and with the historical consolidated financial statements and accompanying notes of the Company and Ideal included elsewhere in this document.

The unaudited pro forma information gives effect only to adjustments set forth in the accompanying notes thereto and does not reflect any anticipated future cost savings or other benefits as a result of the acquisition.

MISCOR GROUP, LTD. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED COMBINING BALANCE SHEETS
September 30, 2007
(Amounts in thousands, except share and per share data)

ASSETS
	HISTORICAL
	MISCOR	IDEAL
	GROUP, LTD.	CONSOLIDATED	ADJUSTMENTS		PRO FORMA
CURRENT ASSETS
Cash	$ 283	$ 667	$ (720	) (1)	$ 230
Accounts receivable, net	12,753	1,418	-		14,171
Inventories, net	9,456	21	-		9,477
Prepaid expenses and other current assets	1,314	364	-		1,678
Total current assets	23,806	2,470	(720)		25,556

PROPERTY AND EQUIPMENT, net	5,998	137	203	(2)	6,338

GOODWILL	-	-	472	(3)	472
OTHER ASSETS, NET	249	12	-		261

Total Assets	$ 30,053	$ 2,619	$ (45)		$ 32,627

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Revolving credit line, net	$ 750	$ -	$ 952	(4)	$ 1,702
Current portion of long-term debt	2,952	12	-		2,964
Notes payable to stockholders	-	690	(690	) (5)	-
Accounts payable	5,743	615	-		6,358
Accrued expenses and other current liabilities	2,706	509	477	(6)	3,692
Total current liabilities	12,151	1,826	739		14,716

LONG TERM LIABILITIES
Long-term debt	15	9	-		24
Long-term debt, Stockholder	3,000	-	-		3,000
Deferred income taxes	-	-	-		-
Total long-term liabilities	3,015	9	-		3,024

Total liabilities	15,166	1,835	739		17,740

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY	14,887	784	(784	) (7)	14,887

Total Liabilities and Stockholders' Equity	$ 30,053	$ 2,619	$ (45)		$ 32,627

MISCOR GROUP, LTD. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED COMBINING STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2006
(Amounts in thousands, except share and per share data)

	HISTORICAL
	MISCOR	IDEAL
	GROUP, LTD.	CONSOLIDATED	ADJUSTMENTS	PRO FORMA
REVENUES
Product sales	$ 18,083	$ -	$ -	$ 18,083
Service revenue	42,671	8,221	-	50,892
REVENUES	60,754	8,221	-	68,975

COST OF REVENUES
Product sales	13,891	-	-	13,891
Service revenue	34,984	6,790	-	41,774
COST OF REVENUES	48,875	6,790	-	55,665

Gross Profit	11,879	1,431	-	13,310

Selling, general and administrative expenses	10,632	769	-	11,401

Operating income	1,247	662	-	1,909

Loss on warrant liability	508	-	-	508
Interest expense	3,404	48	42 (8)	3,494
Other income	(4)	(7)	-	(11)

Net income (loss) before taxes	(2,661)	621	(42)	(2,082)

Income taxes	-	-	-	-

NET INCOME (LOSS)	$ (2,661)	$ 621	$ (42)	$ (2,082)

Basic and diluted earnings (loss) per common share	$ (0.02)	$ 704.08		$ (0.02)

Weighted average number of common shares	109,264,264	882		109,264,264

MISCOR GROUP, LTD. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED COMBINING STATEMENT OF OPERATIONS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2007
(Amounts in thousands, except share and per share data)

	HISTORICAL
		IDEAL
	MISCOR GROUP, LTD.	CONSOLIDATED	ADJUSTMENTS		PRO FORMA
REVENUES
Product sales	$ 17,115	$ -	$ -		$ 17,115
Service revenue	33,465	6,811	-		40,276
REVENUES	50,580	6,811	-		57,391

COST OF REVENUES
Product sales	12,476	-	-		12,476
Service revenue	29,363	6,180	-		35,543
COST OF REVENUES	41,839	6,180	-		48,019

Gross Profit	8,741	631	-		9,372

Selling, general and administrative expenses	7,781	351	-		8,132

Operating income	960	280	-		1,240

Loss on debt extinguishment	2,300	-	-		2,300
Interest expense	972	18	29	(8)	1,019

Net income (loss) before taxes	(2,312)	262	(29)		(2,079)

Income taxes	-	-	-		-

NET INCOME (LOSS)	$ (2,312)	$ 262	(29)		$ (2,079)

Basic and diluted earnings (loss) per common share	$ (0.01)	$ 297.05			$ (0.01)

Weighted average number of common shares	182,083,663	882			182,083,663

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINING FINANCIAL INFORMATION
(Amounts in thousands)

1.	To reflect the payment of notes payable to stockholders of $690 and related accrued interest of $30 not assumed by MISCOR Group, Ltd. (“MISCOR”) at the closing date.
2.	To increase the historical cost of property and equipment of Ideal Consolidated, Inc. (“Ideal”) acquired by MISCOR to estimated fair value.
3.	To record the goodwill acquired in connection with the acquisition of 100% of the outstanding common stock of Ideal.
4.	To record the borrowings by MISCOR to finance the acquisition of Ideal of $952.
5.	To eliminate notes payable to stockholders not assumed by MISCOR at the closing date of $690.
6.
To record the future distribution of historical profits to Ideal stockholders at the closing date of the acquisition as a pro forma liability of $507 less the elimination of accrued interest on notes payable to stockholders not assumed by MISCOR at the closing date of $30.

7.	To record the elimination of stockholders’ equity of Ideal at the closing date of $784.
8.
To eliminate the historical interest expense recorded by Ideal and record additional expense related to the debt incurred by MISCOR in connection with the acquisition. Interest expense for the debt incurred by MISCOR has been calculated at prime plus 0.5% (blended average rate for prime rate of 9% used for the year ended December 31, 2006 and 8.75% used for the nine months ended September 30, 2007) on borrowings of $952, resulting in additional pro forma interest expense of $86 for the year ended December 31, 2006 and $62 for the nine months ended September 30, 2007.